1 Quaker Chemical Corporation Investor Conference Call July 30, 2013 Second Quarter 2013 Results

2 Regulation G The attached charts include Company information that does not conform to generally accepted accounting principles (GAAP). Management believes that an analysis of this data is meaningful to investors because it provides insight with respect to ongoing operating results of the Company and allows investors to better evaluate the financial results of the Company. These measures should not be viewed as an alternative to GAAP measures of performance. Furthermore, these measures may not be consistent with similar measures provided by other companies. This data should b e read in conjunction with the C ompany’s second quarter earnings news release dated July 29, 2013, which has been furnished to the SEC on Form 8-K, and the Company’s Form 10-Q for the quarterly period ended June 30, 2013, which has been filed with the SEC. Forward-Looking Statements This presentation may contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ ma terially from those projected in such statements. A major risk is that the Company’s demand is largely derived from the demand for its customers’ products, which subjects the Company to downturns in a customer’s business and unanticipated customer production shutdowns. Other major risks and uncertainties include, but are not limited to, significant increases in raw material costs, customer financial stability, worldwide economic and political conditions, foreign currency fluctuations, future terrorist attacks and other acts of violence. Other factors could also adversely affect us. Therefore, we caution you not to place undue reliance on our forward-looking statements. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995. Risks and Uncertainties Statement

3 Speakers Michael F. Barry Chairman of the Board, Chief Executive Officer & President Margaret M. Loebl Vice President, Chief Financial Officer & Treasurer Robert T. Traub General Counsel Chart #1

4 2 nd Quarter 2013 Headlines • Net sales up 5% from second quarter 2012 despite challenging environment • Volume and margins drive solid operating performance • Quarterly net operating cash flow of approximately $16 million Chart #2

5 Chairman Comments ▪ Positives x Solid sales / margins in a difficult economy x Gaining share & leveraging acquisitions x Good cash flow generation x Liquidity remains a Company strength ▪ Negatives x Weak market conditions x Potential raw material cost increases in the second half of the year Second Quarter 2013 Chart #3 On balance, we remain optimistic about our future and expect 2013 to be another good year for Quaker.

# Product Volume by Quarter

Quaker
It's what's inside that counts.



Metalworking Process Chemicals Segment
55,000
50,000
45,000
40,000
35,000
30,000
25,000
4Q08 YTD Avg.
1Q09
2Q09
3Q09
4Q09
1Q10
2Q10
3Q10
4Q10
1Q11
2Q11
3Q11
4Q11
1Q12
2Q12
3Q12
4Q12
1Q13
2Q13

***Chart #4***

7 Financial Snapshot Q2 2013 Q2 2012 YTD 2013 YTD 2012 Net Sales ($Mils.) 184.8 176.8 361.0 354.4 Gross Margin (%) 36.4 34.3 36.0 34.0 Operating Margin (%) 10.7 9.6 10.3 9.5 Net Income attributable to Quaker Chemical Corporation ($Mils.) 16.1 11.1 29.7 23.5 Adjusted EBITDA ($Mils.) – Trailing Twelve Months 84.4 78.7 84.4 78.7 Adjusted EBITDA Margin (%) 11.8 11.1 11.8 11.1 Earnings Per Diluted Share 1.22 0.85 2.26 1.80 Non - GAAP Earnings Per Diluted Share 1.00 0.90 1.96 1.81 Debt ($Mils.) 23.9 45.6 23.9 45.6 Equity ($Mils.) 312.4 280.7 312.4 280.7 Net Operating Cash Flow ($Mils.) 16.2 15.2 27.5 21.9 Chart #5

8 Gross Margin Percentage 34.3% 32.7% 34.2% 35.5% 36.4% 20.0% 25.0% 30.0% 35.0% 40.0% Q2 2012 Q3 2012 Q4 2012 Q1 2013 Q2 2013 Gross Margin Percentage Chart #6 28.0% 34.7% 35.4% 32.6% 33.7% 36.0% 20.0% 25.0% 30.0% 35.0% 40.0% 2008 2009 2010 2011 2012 2013 YTD Gross Margin Percentage

9 Baseline Historical Performance $40.1 $44.2 $66.8 $73.0 $80.9 $84.4 6.90% 9.80% 12.30% 10.70% 11.40% 11.80% 2008 2009 2010 2011 2012 Q2 2013 Trailing Twelve Months Adjusted EBITDA ($ Mils.) Adjusted EBITDA Margin (%) Chart #7 (Adjusted EBITDA)

10 Balance Sheet Net Cash / (Debt) -$100 -$80 -$60 -$40 -$20 $0 $20 $40 $60 2008 2009 2010 2011 2012 Q2 2013 $ Millions Cash ST/LT Debt Net Debt Chart #8

11 Net Cash Flow From Operations 15.2 19.8 21.1 11.3 16.2 0 10 20 30 40 50 60 70 80 Q2 2012 Q3 2012 Q4 2012 Q1 2013 Q2 2013 Operating Cash Flow ($ Millions) Chart #9 13.4 41.6 37.5 19.7 62.9 0 10 20 30 40 50 60 70 80 2008 2009 2010 2011 2012 Operating Cash Flow ($ Millions)

12 APPENDIX

Trailing Twelve Months Adjusted EBITDA Reconciliation

Quaker
It's what's inside that counts.

	I = G + H Trailing Twelve Months Q2 2013	H YTD Q2 2013	G = F - D Last Six Months 2012	F YTD 2012	E = C + D Trailing Twelve Months Q2 2012	D YTD Q2 2012	C = B - A Last Six Months 2011	B YTD 2011	A YTD Q2 2011
Net income	53,634	29,702	23,932	47,405	47,785	23,473	24,312	45,892	21,580
Depreciation	12,408	6,125	6,283	12,252	12,019	5,969	6,050	11,455	5,405
Amortization	3,404	1,763	1,641	3,106	2,830	1,465	1,365	2,338	973
Interest expense	3,464	1,506	1,958	4,283	4,573	2,325	2,248	4,666	2,418
Taxes on income	18,217	10,961	7,256	15,575	15,254	8,319	6,935	14,256	7,321
Mineral oil excise tax refund	(2,540)	(2,540)	-	-	-	-	-	-	
Non-cash gain from the purchase of an equity affiliate	-	-	-	-	(2,718)	-	(2,718)	(2,718)	-
Change in fair value of an acquisition-related earnout liability	(1,062)	675	(1,737)	(1,737)	(595)	-	(595)	(595)	-
Equity loss (income) from a captive insurance company	(3,956)	(3,131)	(825)	(1,812)	(2,171)	(987)	(1,184)	(2,323)	(1,139)
Devaluation of the Venezuelan Bolivar	357	357	-	-	-	-	-	-	-
U.S. customer bankruptcies	98	-	98	1,254	1,156	1,156	-	-	-
CFO transition costs	(0)	-	(0)	609	609	609	-	-	-
Cost streamlining initiatives	402	402	-	-	-	-	-	-	-
Adjusted EBITDA	84,426	45,820	38,606	80,935	78,742	42,329	36,413	72,971	36,558
Adjusted EBITDA Margin	11.8%	12.7%	10.9%	11.4%	11.1%	11.9%	10.2%	10.7%	11.2%

Chart #10

14 Annual Adjusted EBITDA Reconciliation Chart #11 2008 2009 2010 2011 2012 Net income 9,833 16,058 32,120 45,892 47,405 Depreciation 10,879 9,525 9,867 11,455 12,252 Amortization 1,177 1,078 988 2,338 3,106 Interest expense 5,509 5,533 5,225 4,666 4,283 Taxes on income 4,977 7,065 12,616 14,256 15,575 Restructuring and related activities 2,916 2,289 - - - Non-income tax contingency charge - - 4,132 - - Equity affiliate out of period charge - - 564 - - Transition costs related to key employees 3,505 2,443 1,317 - 609 Non-cash gain from the purchase of an equity affiliate - - - (2,718) - Change in fair value of acquisition related earnout liability - - - (595) (1,737) Equity loss (income) from a captive insurance company 1,299 162 (313) (2,323) (1,812) Devaluation of the Venezuelan Bolivar - - 322 - - U.S customer bankruptcies - - - - 1,254 Adjusted EBITDA 40,095 44,153 66,838 72,971 80,935 Adjusted EBITDA Margin 6.9% 9.8% 12.3% 10.7% 11.4%

Non - GAAP Earnings Per Diluted Share Reconciliation Chart #12 Q2 2013 Q2 2012 YTD 2013 YTD 2012 GAAP Earnings Per Diluted Share 1.22$ 0.85$ 2.26$ 1.80$ CFO transition costs per diluted share -$ 0.03$ -$ 0.03$ Customer bankruptcies per diluted share -$ 0.06$ -$ 0.06$ Cost streamlining initiatives per diluted share 0.02$ -$ 0.02$ -$ Mineral oil excise tax refund per diluted share (0.14)$ -$ (0.14)$ -$ Change in fair value of acquisition-related earnout liability per diluted share 0.03$ -$ 0.03$ -$ Devaluation of the Venezuelan Bolivar per diluted share -$ -$ 0.03$ -$ Equity income in a captive insurance company per diluted share (0.13)$ (0.04)$ (0.24)$ (0.08)$ Non-GAAP Earnings per Diluted Share 1.00$ 0.90$ 1.96$ 1.81$